White Mountain Receives Initial Results From Rock Sampling Program

White Mountain Receives Progress Report on Titanium Metal Test Work

SANTIAGO, Chile, July 10, 2012 -- White Mountain Titanium Corporation (“White Mountain” or the “Company”) (OTC Bulletin Board: WMTM - News) reports that further to the News Release of May 31, 2012, the Company has now received initial analytical results from a surface rock sampling program carried out on three new rutile target areas and one of four known prospects. Samples were submitted for whole rock analysis using XRF and results are set out below.

Target 1 Hippo Ear

This target covers an area of approximately 16 hectares and is located directly south of the Las Carolinas prospect. Three trenches measuring approximately 20 metres in length, 2.5 metres deep and 1.5 metres wide have been mapped and sampled. Composite sample results over the length of the three trenches had an average grade of 1.5% TiO2.

 Target 2 Algodon

This target covers an area of approximately 44 hectares and is located approximately 1.5 km west of the Las Carolinas prospect. The 9 samples taken had an average grade of 1.54% and a maximum grade of 5.58% TiO2.

Target 3 Quartz Creek

This target covers an area of approximately 77 hectares and is located directly southeast of the Las Carolinas prospect. Geological reconnaissance and systematic grid rock sampling (one sample every 25 - 30 metres) has been completed. The 47 samples taken had an average grade of 1.41% and a maximum grade of 5.52% TiO2. Four samples had grades of over 4.0% TiO2.

Chascones Prospect

Twenty-four samples were taken from the Chascones prospect with rutile mineralisation observed in all samples. These samples had an average grade of 1.39% and maximum grade of 2.57% TiO2.

These initial rock sampling results for the three new rutile target areas as well as the Chascones prospect are similar to historic results obtained on the Las Carolinas and La Cantera prospects which are located along strike and to the northeast of Chascones. Las Carolinas contains the Cerro Blanco project’s current estimated rutile resource and La Cantera is the next prospect scheduled for drilling. At La Cantera, an historic surface rock sampling program comprised of 149 samples had an average grade of 1.63% and maximum grade of 3.49% TiO2.

Commenting on the work carried out and results obtained so far, Brian Flower, White Mountain's Executive Chairman, said, “We are very encouraged by the initial results from this latest mapping and rock sampling program, a follow on from a geophysical program conducted earlier in the year. The consistency of the sample results at Hippo Ear and the high grade results at Algodon and Chascones will each factor into our plans for the next round of reconnaissance field work at Cerro Blanco.”

Review by Qualified Person, Quality Control and Reports

The technical information in this news release has been prepared and reviewed by Christian Feddersen (Geologist & MSc, Member of the Comisión Calificadora de Competencias en Recursos y Reservas Mineras, Register No 0132) the Company's Consultant Geologist and a Qualified Person as defined by Canadian National Instrument 43-101.

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 33 registered mining exploitation concessions and five mining exploration concessions in the process of being constituted, over approximately 8,225 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company’s principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, to secure off-take contracts for the planned rutile concentrate output, and to secure funding or other arrangements to place the project into production, if warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

The OTC BB has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases and on our website, such as “reserves,” “resources,” “geologic resources,” “proven,” “probable,” “measured,” “indicated,” and “inferred,” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10K for the year ended December 31, 2011, File No. 333-129347, and in subsequent filings with the SEC. You can review and obtain copies of our filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Contact:

White Mountain Titanium Corporation
Michael Kurtanjek, President Brian Flower, Chairman
(56) 2 657-1800 (604) 408-2333